                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       NATIONWIDE HEALTH PROPERTIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                                   [LOGO] NHP

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                April 22, 2002

To the Stockholders:

   The annual meeting of stockholders of Nationwide Health Properties, Inc. will be held at the Conference Center at 610 Newport Center Drive, Newport Beach, California on April 22, 2002 at 2:00 p.m. local time. At the meeting, stockholders will act on the following matters:

      (1)  Election of two directors, each for a term of three years;

      (2)  Any other matters that may properly come before the meeting.

   Stockholders of record at the close of business on March 1, 2002 are entitled to vote at the meeting or any postponement or adjournment.

                                          By order of the Board of Directors

                                          R. Bruce Andrews
                                          President and Chief Executive Officer

March 20, 2002
Newport Beach, California

                               TABLE OF CONTENTS

 ABOUT THE MEETING.........................................................  1

    What is the purpose of the annual meeting?.............................  1
    Who is entitled to vote?...............................................  1
    What constitutes a quorum?.............................................  1
    How do I vote?.........................................................  1
    Can I change my vote after I return my proxy card?.....................  1
    What are the Board's recommendations?..................................  1
    What vote is required to approve each item?............................  2

 STOCK OWNERSHIP...........................................................  2

    Who are the largest owners of the Company's stock?.....................  2
    How much stock do the Company's directors and executive officers own?..  2

 ITEM 1--ELECTION OF DIRECTORS.............................................  4

    Directors Standing for Election........................................  4
    Directors Continuing in Office.........................................  4
    Certain Relationships and Related Transactions.........................  6
    Report of the Audit Committee..........................................  7
    Executive Compensation.................................................  8
        Report of the Compensation Committee on Executive Compensation.....  8
        Compensation Committee Interlocks and Insider Participation........ 10
        Employment Agreements.............................................. 10
        Executive Compensation Summary Table............................... 11
        Option Grants for 2001............................................. 12
        Option Exercises and Values for 2001............................... 13
        Comparison of Five-Year Cumulative Total Returns................... 14

 INDEPENDENT ACCOUNTANTS................................................... 15

    Audit Fees............................................................. 15
    Financial Information Systems Design and Implementation Fees........... 15
    All Other Fees......................................................... 15

 OTHER MATTERS............................................................. 15

 ADDITIONAL INFORMATION.................................................... 16

                      NATIONWIDE HEALTH PROPERTIES, INC.
                     610 Newport Center Drive, Suite 1150
                        Newport Beach, California 92660

                               -----------------

                                PROXY STATEMENT

                               -----------------

   This proxy statement contains information related to the annual meeting of stockholders of Nationwide Health Properties, Inc. to be held on Monday, April 22, 2002, beginning at 2:00 p.m., at the Conference Center, 610 Newport Center Drive, Newport Beach, California, and at any postponement or adjournments.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

   At the Company's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, the Company's management will report on the performance of the Company during 2001 and respond to questions from the stockholders.

Who is entitled to vote?

   Only stockholders of record at the close of business on the record date, March 1, 2002, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 49,120,216 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

   If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

   Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board's recommendations?

   Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

  .  for election of the nominated slate of directors (see page 4);

   With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

   Election of Directors. The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

   If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

                                STOCK OWNERSHIP

Who are the largest owners of the Company's stock?

   The following table sets forth the only stockholders known to the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock at December 31, 2001:

                                                 Common Stock        Percent of
              Beneficial Owner                Beneficially Owned Outstanding Shares
Cohen & Steers Capital Management, Inc.......     7,529,070 (1)        15.94%
      757 Third Avenue
      New York, NY 10017
European Investors, Inc......................     3,146,805 (2)         6.61%
      717 5th Avenue
      New York, NY 10022

(1) Cohen & Steers Capital Management, Inc. had sole dispositive power with respect to 7,529,070 shares and sole voting power with respect to 6,611,670 shares.

(2) European Investors, Inc. along with its wholly-owned subsidiary, EII Realty Securities Inc., had sole voting power with respect to 2,708,365 shares, shared voting power with respect 128,900 shares, sole dispositive power with respect to 3,064,105 shares and shared dispositive power with respect to 82,700 shares.

How much stock do the Company's directors and executive officers own?

   The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by the Company's directors, the executive officers of the Company named in the Summary Compensation Table below and the directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of February 28, 2002.

                                STOCK OWNERSHIP

                                                        Aggregate Number
                                                           of Shares     Acquirable   Percent of
                                                          Beneficially     within       Shares
                         Name                               Owned(1)     60 Days(2) Outstanding(3)
R. Bruce Andrews.......................................     155,366       220,001        0.8
John C. Argue..........................................      45,705            --        0.1
David R. Banks.........................................      19,700            --         --
Donald D. Bradley......................................           0         5,833         --
Mark L. Desmond........................................      31,600        76,999        0.2
William K. Doyle.......................................       9,734            --         --
Charles D. Miller......................................      97,000            --        0.2
Jack D. Samuelson......................................      40,590            --        0.1
John J. Sheehan, Jr....................................       1,157        55,001        0.1
T. Andrew Stokes.......................................      12,990        87,001        0.2
All current directors and executive officers as a group
  (12 persons).........................................     414,502       479,834        1.8%

(1) The number of shares shown includes shares that are individually or jointly owned, as well as shares which the individual has either some or shared investment or voting authority. Certain of the Company's directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

  . Mr. Argue - 12,592 shares held by a pension plan of which Mr. Argue votes and makes investment decisions; and 11,295 shares held by trusts of which Mr. Argue is trustee.

  . Mr. Miller - 10,000 shares held in the Carolyn and Chuck Miller Foundation as to which Mr. Miller has no pecuniary interest and disclaims beneficial ownership.

  . Mr. Sheehan - 1,157 shares that his wife holds as custodian for the benefit of his children.

(2) Reflects shares that could be purchased by exercise of options on February 28, 2002 or within 60 days thereafter under the Company's stock option plan.

(3) Based on the number of shares outstanding at or acquirable within 60 days of February 28, 2002.

   Based upon a review of the filings with the Securities and Exchange Commission, the Company believes that all of the Company's directors and executive officers complied during 2001 with the reporting requirements of
Section 16(a) of the Securities Act of 1934, with the following exceptions: (i) Mr. Doyle filed five late reports related to purchases of 868.8084 shares.

                         ITEM 1--ELECTION OF DIRECTORS

                        Directors Standing for Election

   The Board of Directors is currently divided into three classes, having three-year terms that expire in successive years.

   The current three-year term of directors in Class III expires at the 2002 annual meeting. The Board of Directors proposes that the nominees described below, both of whom are currently serving as Class III directors, be elected to Class III for a new term of three years and until their successors are duly elected and qualified.

   Both of the nominees have consented to serve three-year terms. If either of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

   Class III Directors. The following Class III directors were elected at the Company's 1999 Annual Meeting for terms ending in 2002:

   R. Bruce Andrews                               Director since 1989
   Mr. Andrews, 61, has served as President and Chief Executive Officer of the Company since September 1989 and a director of the Company since October 1989. He had previously served as a director of American Medical International, Inc., a hospital management company, and served as its Chief Financial Officer from 1970 to 1985 and its Chief Operating Officer in 1985 and 1986. From 1986 through 1989, Mr. Andrews was engaged in various private investments. He is also a director of CenterTrust Retail Properties, Inc.

   Charles D. Miller                              Director since 1985
   Mr. Miller, 74, has served as Chairman of the Board of the Company since February 1998 and a Director of the Company since its inception. He had served as the Chairman of Avery Dennison Corporation, a manufacturer of self-adhesive materials, labels and office products, from May 1998 to April 2000. Mr. Miller joined Avery Dennison in 1964 and was elected President and Chief Operating Officer in 1975, President and Chief Executive Officer in 1977, Chairman and Chief Executive in 1983 and Chairman in May 1998. He had been a Director of Avery Dennison since 1975. He is a member of the Board of Directors of The Air Group, the Amateur Athletic Foundation of Los Angeles, Edison International, Korn/Ferry International, Los Angeles Business Advisors and a Trustee Emeritus of Johns Hopkins University and Occidental College. He is a member of the Advisory Board of the Mellon Financial Group--West Coast, and the Autry Museum of Western Heritage.

                        Directors Continuing in Office

   Class I Directors. The following Class I directors were elected at the Company's 2000 annual meeting for terms ending in 2003.

   William K. Doyle                               Director since 2000
   Mr. Doyle, 55, is the Managing Partner of Kerlin Capital Group, LLC, a private investment bank founded in 1994 that is based in Los Angeles. Mr. Doyle has been an investment banker for 29 years, has been affiliated with major investment banking firms as a managing director including Lehman Brothers and Smith Barney where he was involved in capital raising transactions for ten different REITs. Mr. Doyle is also a Trustee of the Orthopedic Hospital Foundation.

   Jack D. Samuelson                                       Director since 1994
   Mr. Samuelson, 77, co-founded Samuelson Brothers, a real estate developer and contracting firm, in 1946 and has served as its President and Board Chairman since 1957. Mr. Samuelson is also a director of Westaff, an international temporary help company. He is a Trustee of the educational institutions Occidental College and Fuller Seminary. He is a past Chairman of Hollywood Medical Center and the Institute of Critical Care Medicine. He serves several non-profit housing companies: Director and Chairman of Presbyterian Homes of the West, SCPH Senior Continuum Housing Communities, and Beacon Affordable Housing Enterprises.

   Class II Directors. The following Class II directors were elected at the Company's 2001 annual meeting for terms ending in 2004:

   John C. Argue                                          Director since 1998
   Mr. Argue, 70, has been Chairman of the Rose Hills Foundation since 1996. Formerly he was Senior Partner of the law firm of Argue Pearson Harbison & Myers. Mr. Argue is Chairman of the Board of Trustees of the University of Southern California. Mr. Argue is also a member of the Boards of Directors of Avery Dennison Corporation, Apex Mortgage Capital, Inc., TCW Convertible Securities Fund, Inc., Silver Lake Corp., and The TCW Galileo Family of Mutual Funds. He is on the Advisory Board of Mellon Financial Group--West Coast.

   David R. Banks                                         Director since 1985
   Mr. Banks, 66, is the retired Chairman of Beverly Enterprises, Inc., an operator of nursing facilities and rehabilitation clinics. He joined Beverly Enterprises, Inc. as President and Chief Operating Officer in October 1979, was elected President and Chief Executive Officer in May 1989 and was elected Chairman, President and Chief Executive Officer in March 1990 and served as Chairman from March 1990 to December 2001. He has been a director of Beverly Enterprises, Inc. since September 1979. Mr. Banks is a director of Ralcorp Holdings.

How are directors compensated?

   Base Compensation. Each non-employee director receives a retainer based on an annualized rate of $25,000 together with a fee of $1,500 per Board meeting or $1,000 per Committee meeting attended. The Chairman receives an additional $15,000 per year. Committee Chairmen receive additional compensation for their Board Committee Service in the amount of $5,000 per year.

   Restricted Stock. Each non-employee director receives an automatic award, in January of each year, of 2,000 shares of common stock. Each award vests three years after the date of issuance. Dividends are paid on the restricted stock at the same rate that the Company pays dividends on all of its common stock.

   Retirement Plan. Non-employee directors are eligible to participate in the Retirement Plan for Directors whereby individuals who terminate their service as a director with at least five years of service are entitled to receive an annual retirement benefit from the Company equal to the aggregate annual director retainer in effect at the time of the eligible director's termination from the Board. The current retainer amount is $25,000 per year. Any increases in the annual retainer which take effect after an eligible director's termination from the Board will automatically increase the annual retirement benefit.

   Benefits will be paid for a period equal to the number of years of service that the eligible director served on the Board. Upon death of an eligible director, any benefits will be paid to his or her surviving spouse in accordance with the same payment schedule above until receipt of the maximum benefit to which the eligible director would have been entitled had he or she survived or until the death of the eligible spouse, whichever occurs first.

How often did the Board meet during fiscal 2001?

   The Board of Directors met five times during 2001. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he served.

What committees has the Board established?

   The Board of Directors has standing Investment, Compensation, Audit and Nominating Committees.

                          BOARD COMMITTEE MEMBERSHIP

                                 Investment Compensation   Audit   Nominating
               Name              Committee   Committee   Committee Committee
     R. Bruce Andrews...........      *                                 *
     John C. Argue..............                  **         *
     David R. Banks.............      *           *          **         *
     William K. Doyle...........      *                      *
     Charles D. Miller..........                  *          *          **
     Jack D. Samuelson..........      **          *          *

  *Member
  **Chair

   Investment Committee. The Investment Committee has the power to approve the Company's investments and reviews the Company's investment policies. The Investment Committee met once in 2001.

   Compensation Committee. The Compensation Committee has been delegated the functions of the Board with respect to the compensation of the Company's key management personnel and administration of the Company's Stock Option Plan and Deferred Compensation Plan. The Compensation Committee met twice in 2001.

   Audit Committee. The Audit Committee selects the Company's independent accountants, fixes the compensation to be paid to such accountants, reports to the Board with respect to the scope of audit procedures and reviews the compliance with certain policies and procedures of the Company. The Audit Committee has adopted a charter. Our common stock is listed on the New York Stock Exchange and is governed by its listing standards. All members of the Audit Committee meet the independence standards of the New York Stock Exchange. The Audit Committee met twice in 2001.

   Nominating Committee. The Nominating Committee reviews candidates for director suggested by management, directors, stockholders and others and makes recommendations to the Board of Directors regarding the composition of the Board of Directors and selection of individual candidates for election to the Board of Directors. Any stockholder wishing to propose a nominee should submit a recommendation in writing to the Company's President, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Nominating Committee did not meet in 2001.

                Certain Relationships and Related Transactions

   Steven J. Insoft joined the Company as its Vice President of Development in February 1998. Mr. Insoft's parents own entities that were provided mortgage financing by the Company prior to Mr. Insoft joining the Company. During 2001, the total amount of mortgage payments made by these entities to the Company was approximately $2,347,447. The Company believes that the foregoing transactions among Mr. Insoft's family members and the Company are on terms and conditions which are similar to those between the Company and unrelated third parties.

                         Report of the Audit Committee

   The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

   The Audit Committee has met and held discussion with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   The Company's independent accountants also provided to the Committee the written disclosures required by Independent Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

   Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

   Based upon Committee's discussions with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

March 20, 2002
                                          Audit Committee
                                          David R. Banks (Chairman)
                                          John C. Argue
                                          William K. Doyle
                                          Charles D. Miller
                                          Jack D. Samuelson

                            Executive Compensation

   The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report or the performance graphs by reference therein.

Report of the Compensation Committee on Executive Compensation

   The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 2001.

What is the Company's philosophy of executive officer compensation?

   The Company's compensation program for executives consists of three key elements:

  .  A base salary,
  . A performance-based annual bonus, and . Periodic grants of stock options and dividend equivalents.

   The Compensation Committee believes that this three-part approach best serves the interests of the Company and its stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk"--namely, the annual bonus, stock options and dividend equivalents. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the officer to the Company's performance. Stock options and dividend equivalents relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's stockholders.

   Since 1995, the Compensation Committee has retained the services of an executive compensation consulting firm (the "Compensation Consultant") to assist the Committee in its assessment of the Company's compensation programs for its executive officers.

   Base Salary. Base salaries for the Company's executive officers, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer; and the length of the officer's service. Under the Chief Executive Officer's direction, the Compensation Consultant reviews all salary recommendations with the Compensation Committee, which then approves or adjusts such recommendations.

   Annual Bonus. Annual bonuses are based upon recommendations by the Chief Executive Officer, taking into consideration an evaluation of the performance of the Company as a whole together with a subjective evaluation of each executive officer. Under the Chief Executive Officer's direction, the Compensation Consultant reviews all bonus recommendations with the Compensation Committee, which then approves or adjusts such recommendations.

   Stock Options and Dividend Equivalents. All of the executive officers participate in the Company's Stock Option and Restricted Stock Plan. That plan's primary purpose is to offer an incentive for long-term performance of the Company. The plan provides for awards of restricted stock, grants of stock options and stock appreciation rights and awards of dividend equivalents.

   In 1996, at the recommendation of the Compensation Consultant, grants of stock options and awards of dividend equivalents related to stock options replaced awards of restricted stock. The stock options vest ratably over a three-year period and are exercisable at the market price of the Company's common stock on the date of grant. Dividend equivalents are paid in cash based upon a formula recommended by the Compensation Consultant.

   50% of the dividend equivalent award depends upon the Company's performance measured by total return to stockholders (increase in stock price and dividends paid) over a three-to-five year period, compared to a peer group of healthcare real estate investment trusts as selected by the Compensation Committee and the Compensation Consultant. The other 50% of the dividend equivalent award depends on performance standards of (1) growth percentage of funds from operations, (2) multiple of funds from operations, (3) dividend growth, (4) dividend yield, and
(5) amount and quality of new investments, and each of these five factors is reviewed against the peer group; however, the determination as to whether this 50% test is met in whole or in part is based on an overall judgment on the part of the members of the Committee as to whether the Company's performance as measured by these performance standards merits satisfying this 50% of the dividend equivalents test. Dividend equivalents may be earned in their entirety or in part depending upon whether the criteria are fully met at the time of measurement. In 2001, the Compensation Consultant recommended and the Committee determined that: for stock options granted in 1996 12.5% of the dividend equivalents had been earned, for stock options granted in 1997 21.5% of the dividend equivalents had been earned and for stock options granted in 1998 95% of the dividend equivalents had been earned.

   In January 2001, for executive officers, other than the Chief Executive Officer, stock option grants ranged from 12,500 to 20,000, and dividend equivalent awards ranged from 12,500 to 20,000. The levels of such awards were based upon the recommendation of the Compensation Consultant. The awards are intended to provide incentives for the long-term performance of the Company.

How is the Company's Chief Executive Officer compensated?

   The Compensation Committee set Mr. Andrews' salary for 2001 at its January 2001 meeting. Mr. Andrews' base salary increased $19,750 to $466,000 based upon the recommendation of the Compensation Consultant and in light of salaries being paid to other similarly situated Chief Executive Officers as determined based on the business experience of the members of the Compensation Committee and in recognition of the Company's performance in 2000 under his leadership.

   Mr. Andrews' bonus with respect to 2001 was 279,600, or 60% of his base salary for 2001, and was awarded based on the recommendation of the Compensation Consultant as well as a subjective evaluation by the Committee of Mr. Andrews' performance and of the performance of the Company as a whole.

   Mr. Andrews was granted 50,000 stock options and awarded 50,000 dividend equivalents in January 2001. The purpose of this award was to provide a long-term incentive to Mr. Andrews as options vest ratably over three years and the dividend equivalents can be earned depending upon the Company's performance measured for a minimum of a three-year period up to a five-year period as described above. The award was based upon the recommendation of the Compensation Consultant and the subjective evaluation of Mr. Andrews' performance and that of the Company as a whole.

How is the Company Addressing Internal Revenue code limits on deductibility of compensation?

   The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section-162(m) of the Internal Revenue Code of 1986, as amended. The basic philosophy of the Compensation Committee is to strive to provide such executive officers with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

March 20, 2002
                                          Compensation Committee
                                          John C. Argue (Chairman)
                                          David R. Banks
                                          Charles D. Miller
                                          Jack D. Samuelson

          Compensation Committee Interlocks and Insider Participation

   During 2001 Mr. Banks served as Chairman of Beverly Enterprises, Inc. Mr. Banks is a member of the Company's Compensation Committee and was Chairman of the Board of Directors of the Company from its inception until June 1988. At December 31, 2001, Beverly Enterprises, Inc. or its subsidiaries ("Beverly") leased and operated 28 of the Company's 268 owned facilities, operated 3 of the 41 facilities securing the Company's mortgage loans receivable and was the obligor on a note to the Company. Beverly paid aggregate rent, including additional rent, and interest payments of approximately $14,793,000 to the Company in 2001. The aggregate minimum rent payable in 2002 by Beverly to the Company for the 28 facilities leased and operated as of December 31, 2001 will be approximately $13,022,000. Additional rent, based upon increased net patient revenues of such facilities, may also be payable by Beverly to the Company in 2001. The aggregate interest payable in 2002 by Beverly to the Company for the mortgage loans will be approximately $250,500 and the interest payable on the note to the Company will be approximately $303,000.

                             Employment Agreements

   The Company has entered into employment agreements with R. Bruce Andrews, President and Chief Executive Officer, Mark L. Desmond, Senior Vice President and Chief Financial Officer, and T. Andrew Stokes, Senior Vice President of Corporate Development, pursuant to which Mr. Andrews received base compensation for 2001 of $466,000, Mr. Desmond received base compensation of $224,000, and Mr. Stokes received base compensation of $256,000. Annual bonuses and annual grants of stock options with performance-based dividend equivalents, as well as annual increases in base compensation, are determined by the Company's Compensation Committee, subject to provisions of the employment agreements. Mr. Andrews' employment agreement provides for a three-year employment period and automatically renews on the first day of each month for a new three-year period, unless the Company gives Mr. Andrews notice that the agreement will not be further extended. Mr. Andrews' employment agreement provides for a final termination date not later than his 65th birthday. The employment agreements for Messrs. Desmond and Stokes each provide for an employment period ending February 28, 2004, and automatically extend one year on each February 28th thereafter unless the Company or the Executive gives notice that the agreement will not be further extended.

   In the event of a termination in Mr. Andrews' employment other than for cause, disability, death or by him for good reason, he is entitled to a severance payment equal to three times his highest annual base compensation and three times his average annual bonus over the last three years. Under such circumstances, any shares of restricted stock and options held by him that are not then vested will vest. The Company will provide Mr. Andrews with any performance-based dividend equivalents that would have been earned by Mr. Andrews during the three years following termination. Mr. Andrews will continue to be covered by the Company's health plan for a three-year period.

   In the event of a termination of employment of either Mr. Desmond or Mr. Stokes, other than for cause, disability, death or within three years following a change of control, such officer is entitled to a severance payment equal to 150% of his highest annual base compensation and 150% of his average annual bonus over the last three years. In addition, shares of restricted stock and stock options held by such officer that are not then vested will vest. The Company will provide such officer with any performance-based dividend equivalents that would have been earned by such executive during the eighteen months following termination. Such officer will continue to be covered by the Company's health plan for a period of 18 months following termination.

   The Company has adopted an executive employment security policy. The policy provides generally that if, within three years following a change of control of the Company, the employment of any plan participant is terminated, except under defined circumstances, the participant is entitled to receive payments equal to the participant's highest compensation for a period of twelve to thirty-six months following termination, depending upon the participant's length of employment. These payments would be reduced by one-half of any compensation received from any new employment. Mark L. Desmond, T. Andrew Stokes, John J. Sheehan, Jr. and Donald D. Bradley have been designated as plan participants.

                     Executive Compensation Summary Table

   The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2001 (the "named executive officers") for services rendered to the Company during each of the last three years.

                     EXECUTIVE COMPENSATION SUMMARY TABLE

                                                              Long-Term
                                 Annual Compensation        Compensation
                                 -------------------        ------------
Name and                  Fiscal                      Stock Options    LTIP        All Other
Principal Position         Year   Salary      Bonus      Awarded    Payouts ($) Compensation(1)
R. Bruce Andrews           2001  $466,000    $279,600    50,000      $574,685       $28,840
President and Chief        2000   446,250     267,750    50,000       326,800        17,850
  Executive Officer        1999   446,250     150,000    50,000       130,400        17,850
T. Andrew Stokes           2001   256,000     102,400    20,000       227,219        20,428
Senior Vice President of   2000   245,000      98,000    20,000       127,710         9,800
  Corporate Development    1999   234,000      55,000    20,000        48,900         9,360
Mark L. Desmond            2001   224,000      89,600    17,500       201,140        19,160
Senior Vice President and  2000   214,000      85,600    17,500       114,380         8,560
  Chief Financial Officer  1999   204,000      50,000    17,500        45,640         8,160
Donald D. Bradley          2001   161,644(2)   63,500    17,500            --        15,810
Senior Vice President      2000        --          --        --            --            --
  and General Counsel      1999        --          --        --            --            --
John J. Sheehan, Jr.       2001   179,000      53,700    12,500       143,671        17,352
Vice President of          2000   171,000      51,300    12,500        81,700         6,831
  Development              1999   163,000      48,900    12,500        32,600         6,520

(1) The Company provides the named executive officers with certain group health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to SEC rules. The amounts shown in this column include the following:

  . The Company's matching contributions under the Company's deferred compensation account and the Company's contribution under the Company's 401(K) plan.

(2) This amount is for the period from March 12, 2001 (commencement of Mr. Bradley's employment with the Company).

                            Option Grants for 2001

   The following table sets forth information with respect to option grants to the named executive officers during fiscal 2001 and the potential realizable value of such option grants:

  . The number of shares of common stock underlying options granted during the year;
  . The percentage that such options represent of all options granted to employees during the year;
  .  The exercise price;
  .  The expiration date; and
  . The hypothetical present value, as of the grant date, of the options under the option-pricing model discussed below.

   The Company calculated the hypothetical value of the options as of their date of grant using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the footnote to the table. This model is only one method of valuing options, and the reader should not interpret the Company's use of the model as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of the exercise.

                           OPTION GRANTS DURING 2001

                                                             % of Total
                                                               Options
                                                             Granted to                          Hypothetical
                                                  Number of   Employee     Exercise                Value at
                                                   Options       in         Price     Expiration    Grant
                      Name                        Granted(1) Fiscal Year ($/Share)(2)    Date      Date(3)
R. Bruce Andrews.................................   50,000       38%       $14.875     1/19/11     $29,500
T. Andrew Stokes.................................   20,000       15%       $14.875     1/19/11      11,800
Mark L. Desmond..................................   17,500       13%       $14.875     1/19/11      10,325
Donald D. Bradley................................   17,500       13%       $15.280     3/12/11      11,025
John J. Sheehan, Jr..............................   12,500       10%       $14.875     1/19/11       7,375

(1) Awards of dividend equivalents accompany the 2001 stock option grants on a one-for-one basis. Such dividend equivalents are payable in cash until such time as the corresponding stock option is exercised, based upon a formula approved by the Compensation Committee. 50% of the dividend equivalent award depends upon the Company's performance measured by total return to stockholders (increase in stock price and dividends paid) over a three-to-five year period, compared to a peer group of healthcare real estate investment trusts as selected by the Compensation Committee. The other 50% of the dividend equivalent award depends on performance standards of (1) growth percentage of funds from operations, (2) multiple of funds from operations, (3) dividend growth, (4) dividend yield, and (5) amount and quality of new investments, and each of these five factors is reviewed against the peer group; however, the determination as to whether this 50% test is met in whole or in part is based on an overall judgment on the part of the members of the Compensation Committee as to whether the Company's performance as measured by these performance standards merits satisfying this 50% of the dividend equivalents test.

(2) The market prices on the dates of the grants were the same as the exercise prices.

(3) Calculated using the Black Scholes option valuation methodology. In using this methodology, the Company utilized the following variables for Messrs. Andrews, Stokes, Desmond and Sheehan: risk free rate of return of 5.17%; .2721 three-year volatility factor; 12.37% dividend yield; and ten-year option term, which yields a Black Scholes value for such stock options of $0.59.

   The Company utilized the following variables for Mr. Bradley: risk free rate of return of 4.89%; .2721 three-year volatility factor; 12.04% dividend yield; and ten-year option term, which yields a Black Scholes value for such stock options of $.63.

                     Option Exercises and Values for 2001

   The table below sets forth the following information with respect to option exercises during fiscal 2001 by each of the named executive officers and the status of their options at December 31, 2001:

  . The number of shares of common stock acquired upon exercise of options during 2001;
  .  The aggregate dollar value realized upon the exercise of such options;
  . The total number of exercisable and non-exercisable stock options held at December 31, 2001;
  . The aggregate dollar value of in-the-money exercisable options at December 31, 2001.

                    AGGREGATE OPTION EXERCISES DURING 2001
                    AND OPTION VALUES ON DECEMBER 31, 2001

                       Number of                                             Value of Unexercised
                        Shares                     Number of Unexercised     In-the-Money Options
                     Acquired Upon     Value         Options 12/31/01             12/31/01(1)
                      Exercise of  Realized Upon ------------------------- -------------------------
        Name            Option       Exercise    Exercisable Unexercisable Exercisable Unexercisable
R. Bruce Andrews          --           $ --        220,001      49,999       $71,918     $334,582
T. Andrew Stokes          --             --         87,001      19,999        28,768      133,832
Mark L. Desmond           --             --         76,999      17,501        25,169      117,106
Donald D. Bradley         --             --             --      17,500            --       59,675
John J. Sheehan, Jr.      --             --         55,001      12,499        17,981       83,645

(1) In accordance with SEC rules, The Company calculates the values by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $18.69, the closing common stock price reported from the New York Stock Exchange on December 31, 2001.

                              PERFORMANCE GRAPHS

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

   The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company's Common Stock during the previous five years in comparison to the cumulative total return on the National Association of Real Estate Investment Trusts (NAREIT) Equity Index and the Standard & Poor's 500 Stock Index. The NAREIT Equity Index is comprised of all tax-qualified, equity oriented, real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

                                     [CHART]

                    NHP      S&P   500 NAREIT Equity Index
                  ------   ------  -----------------------
           12/96  100.00   100.00         100.00
           12/97  112.67   133.36         122.36
           12/98  102.39   171.48         119.25
           12/99   72.50   207.56         144.60
           12/00   77.87   188.66         140.89
           12/01  125.50   166.24         144.40


   IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

                            INDEPENDENT ACCOUNTANTS

   Arthur Andersen LLP ("Arthur Andersen") has served as the Company's independent accountants since the inception of the Company in 1985. Arthur Andersen provided various services to the Company in 2001 including the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission, and consultations on various tax matters.

                                  Audit Fees

   The aggregate fees billed for professional services rendered for the audit of the Company's financial statements for 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for 2001 was $90,500.

         Financial Information Systems Design and Implementation Fees

   None.

                                All Other Fees

   The aggregate fees billed for all other professional services rendered during 2001 was $160,000. The Audit Committee has concluded that the provision of professional non-audit services is compatible with maintaining
Arthur Andersen's independence.

   On March 13, 2002, the Board of Directors and the Audit Committee of the Company decided to no longer engage Arthur Andersen as the Company's independent public accountants and engaged Ernst & Young LLP ("Ernst & Young") to serve as the Company's independent public accountants for the calendar year 2002.

   Arthur Andersen's reports on the Company's consolidated financial statements for each of the years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

   During the years ended December 31, 2001 and 2000, and through March 13, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on the Company's consolidated financial statements for such years; and there were no reportable events as defined in
Item 304(a)(1)(v) of Regulation S-K.

   During the years ended December 31, 2001 and 2000 and through March 13, 2002, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

   The Company does not expect representatives of Arthur Andersen nor Ernst & Young to be present at the annual meeting.

                                 OTHER MATTERS

   As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                            ADDITIONAL INFORMATION

   Stockholder Proposals for the 2003 Annual Meeting. Stockholders interested in presenting a proposal for consideration at the Company's annual meeting of stockholders in 2003 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's by-laws. To be eligible for inclusion in the proxy statement, the Company's President must receive the stockholder proposals no later than November 20, 2002.

   Stockholders interested in presenting a proposal at the Company's annual meeting of stockholders outside the procedures prescribed in Rule 14a-8 (i.e., a proposal to be presented at the annual meeting of stockholders in 2003 but not included in the Company's proxy statement) must be received by the Company's President no later than February 3, 2003 to be considered timely. Under the SEC's proxy voting rules, the Company may exercise discretionary voting authority on stockholder's proposal received after such date.

   Proxy Solicitation Costs. The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors and officers of the Company personally and by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of the nominees for expenses they incur in obtaining instructions from beneficial owners of such shares. The Company has also engaged D.F. King, Inc. to deliver proxies for a fee of approximately $750 plus out-of-pocket expenses.

                                          By order of the Board of Directors,

                                          R. Bruce Andrews
                                          President and Chief Executive Officer

March 20, 2002

                    NATIONWIDE HEALTH PROPERTIES, INC. PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mark L. Desmond, Donald D. Bradley and Don
M. Pearson and each of them, as proxies, each with the power to appoint his substitute, to represent and to vote as designated below, all the shares of Common Stock of Nationwide Health Properties, Inc. held of record by the undersigned on March 1, 2002, at the Annual Meeting of Stockholders to be held on April 22, 2002 and at any adjournment thereof.

1. ELECTION OF DIRECTORS
   [_]  FOR each nominee listed below      [_]  WITHHOLD AUTHORITY
        (except as marked to the                To vote for each nominee below
         contrary below)


                     R. Bruce Andrews and Charles D. Miller

   (INSTRUCTION): To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)


--------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, the Proxy will be voted FOR proposal 1.

         If any nominee named above declines or is unable to serve as a director, the persons named as proxies, and each of them, shall have full discretion to vote for any other person who may be nominated.

         NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                     Dated:               , 2002

                                                     ---------------------------

                                                     ---------------------------
                                                     Signature of Stockholder(s)

         Please sign, date and return today in the enclosed envelope. This Proxy will not be used if you attend the meeting in person and so request.